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                                                                     EXHIBIT 4.8



                            FRESENIUS MEDICAL CARE AG
                            1998 STOCK INCENTIVE PLAN



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                                             TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.   PURPOSE AND ADMINISTRATION...............................................1
     1.1  PURPOSE.............................................................1
     1.2  ADMINISTRATION AND AUTHORIZATION....................................1

2.   PARTICIPATION AND AWARDS.................................................2
     2.1  PARTICIPATION.......................................................2
     2.2  AWARDS..............................................................3
     2.3  GRANT OF AWARDS.....................................................3
     2.4  AWARD PERIOD........................................................3
     2.5  ACCEPTANCE OF AWARDS................................................3
     2.6  RESTRICTIONS ON TRANSFERABILITY.....................................3
     2.7  EMPLOYEE LOANS TO PURCHASE CONVERTIBLE BONDS........................3

3.   THE CONVERTIBLE BONDS....................................................4
     3.1  TERMS OF CONVERTIBLE BONDS..........................................4
     3.2  USE OF BANK TO ISSUE CONVERTIBLE BONDS..............................4
     3.3  VESTING.............................................................4
     3.4  CONVERSION..........................................................4
     3.5  EFFECT OF TERMINATION OF EMPLOYMENT.................................5
     3.6  RE-PRICING/CANCELLATION AND RE-GRANT/WAIVER OF RESTRICTIONS.........5
     3.7  TAX WITHHOLDING.....................................................5
     3.8  MANDATORY REDEMPTION................................................6

4.   RIGHTS OF EMPLOYEES AND PARTICIPANTS.....................................6
     4.1  RIGHTS OF ELIGIBLE EMPLOYEES, PARTICIPANTS AND BENEFICIARIES........6

5.   ADJUSTMENTS AND ACCELERATION.............................................6
     5.1  ADJUSTMENTS; ACCELERATION...........................................6
     5.2  GOLDEN PARACHUTE LIMITATIONS........................................7

6.   OTHER PROVISIONS.........................................................7
     6.1  COMPLIANCE WITH LAWS................................................7
     6.2  AWARDS CONDITIONED ON FAVORABLE INTERNAL REVENUE SERVICE RULING.....8
     6.3  AMENDMENTS, TERMINATION, MODIFICATION AND SUSPENSION................8
     6.4  PRIVILEGES OF STOCK OWNERSHIP.......................................8
     6.5  EFFECTIVE DATE OF THE PLAN..........................................8
     6.6  SUPERVISORY BOARD APPROVAL OF THE PLAN..............................8
     6.7  TERM OF THE PLAN....................................................8
     6.8  GOVERNING LAW/CONSTRUCTION/SEVERABILITY.............................9
     6.9  CAPTIONS............................................................9
     6.10 EFFECT OF CHANGE OF SUBSIDIARY STATUS...............................9
     6.11 NON-EXCLUSIVITY OF PLAN.............................................9

7.   DEFINITIONS..............................................................9
     7.1  DEFINITIONS.........................................................9


                                      (i)

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                            FRESENIUS MEDICAL CARE AG
                            1998 STOCK INCENTIVE PLAN


1.   PURPOSE AND ADMINISTRATION

     1.1  PURPOSE

          The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Awards to attract, motivate, retain and reward key management and executive employees, including officers, whether or not directors, of the Company and its Subsidiaries with awards and incentives for high levels of individual performance and improved financial performance of the Company and its Subsidiaries.

     1.2  ADMINISTRATION AND AUTHORIZATION.

          (a) MANAGEMENT BOARD. Except as otherwise provided herein, this Plan shall be administered, and all Awards to Eligible Employees shall be authorized, by the Management Board. Action of the Management Board with respect to the administration of this Plan shall be taken pursuant to the vote or written consent of a majority of its members. The Management Board shall be responsible to the Supervisory Board for the operation of the Plan.

          (b) AUTHORITY OF MANAGEMENT BOARD. Subject to the express provisions of this Plan, the Management Board shall have the authority to:

               (i) determine the particular employees who are Eligible
          Employees;

               (ii) grant Awards to Eligible Employees, determine the specific terms and conditions of such Awards consistent with the express provisions of this Plan, establish the installments (if any) in which such Awards shall become convertible and/or shall vest, or determine that no delayed convertibility and/or vesting is required, and establish the events of termination of such Awards;

               (iii) approve the forms of Award Agreements (which need not be identical either as to terms of Awards or among Eligible Employees);

               (iv) construe and interpret the provisions of this Plan and any agreements defining the rights and obligations of the Company, Eligible Employees and Participants under this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

               (v) cancel, modify, or waive the Company's rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding Awards held by Participants, subject to any required consent under Section 6.3;

               (vi) accelerate or extend the convertibility and/or vesting of Awards and extend the term of any or all outstanding Awards within the maximum ten-year term of Awards under Section 2.4; and

               (vii) make such other determinations and take such other action as contemplated by this Plan or as may be deemed necessary or advisable for the administration of this Plan and the effectuation of its purposes.


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          (c) BINDING DETERMINATIONS. Any action taken by, or inaction of, the
Company, the Management Board, or the Supervisory Board relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Management Board or Supervisory Board, and no director or officer of the Company or any of its Subsidiaries, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Management Board and Supervisory Board may act in their absolute discretion in matters within their authority related to this Plan.

          (d) RELIANCE ON EXPERTS. In making any determination or in taking or not taking any action under this Plan, the Management Board or the Supervisory Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Company or its Subsidiaries. No director, officer or agent of the Company or any Subsidiary shall be liable for any such action or determination taken, made, or omitted in good faith.

          (e) DELEGATION. The Management Board may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or its Subsidiaries.

2.   PARTICIPATION AND AWARDS.

     2.1  PARTICIPATION.

          Awards may be granted by the Management Board only to those employees that the Management Board determines to be Eligible Employees. Notwithstanding the foregoing, if an otherwise Eligible Employee is a member of the Management Board, Awards shall be granted to such member by the Supervisory Board. An Eligible Employee who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Management Board (and the Supervisory Board, as the case may be) shall so determine. In addition, if the Management Board, in its sole discretion, determines that the limitations on deductions of Section 162(m) of the Code may apply to an Award granted to an Eligible Employee, the Management Board may, but shall not be required to, seek to have the grant made by the unanimous consent of the Supervisory Board.

     2.2  AWARDS.

          (a) FORM OF AWARDS. Awards under the Plan shall be in the form of one or more Convertible Bonds and a corresponding Employee Loan. Upon conversion of a Convertible Bond, a Participant shall be entitled to receive Nonvoting Preference Shares of the Company.

          (b) NONVOTING PREFERENCE SHARES AVAILABLE. The maximum number of Nonvoting Preference Shares that may be subject to conversion of Convertible Bonds under this Plan (either directly or as represented by ADSs) shall not exceed an amount determined as follows: 1,333,333 less the number of Nonvoting Preference Shares that may be subject to conversion of convertible bonds under the 1996 Plan (either directly or as represented by ADSs), (the "Share Limit"), subject to adjustment as contemplated by this Section 2.2 and Section 5.1. No Award may be granted under this Plan unless, on the date of grant, the sum of
(i) the maximum number of Nonvoting Preference Shares issuable at any time upon conversion of the Convertible Bonds granted pursuant to such Award, plus (ii) the maximum number of Nonvoting Preference Shares issuable at any time pursuant to the conversion of all other outstanding Convertible Bonds as of the date of grant, plus (iii) the number of Nonvoting Preference Shares previously issued (either directly or as represented by ADSs) pursuant to the conversion of Convertible Bonds awarded under the Plan, does not exceed the Share Limit; provided, however, if an Award Agreement is redeemed, canceled, forfeited or otherwise terminated (i.e., no longer subject to conversion into Nonvoting Preference Shares) the Nonvoting Preference Shares that were the subject of such Awards shall not be taken into account for purposes of the preceding calculation but shall be available to be used as the subject of new Awards.


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     2.3  GRANT OF AWARDS.

          Each Award shall be effected by the transfer of one or more Convertible Bonds to the Participant, and the simultaneous issuance of a corresponding Employee Loan by the Company to the Participant, all of which shall be evidenced by an Award Agreement signed by the Company and by the Eligible Employee, and such other documentation as the Management Board shall determine. Anything herein to the contrary notwithstanding, the effective date of grant of the Award shall be the date the Management Board grants the Award to the Eligible Employee, regardless of when the Award Agreement is executed or when the actual Convertible Bonds are issued.

     2.4  AWARD PERIOD.

          Each Award and all executory rights or obligations under the related Award Agreement shall expire on such date as shall be determined by the Management Board, which shall not be later than ten (10) years from the Anniversary Date.

     2.5  ACCEPTANCE OF AWARDS.

          An Eligible Employee offered an Award shall have ten (10) days to sign the Award Agreement respecting that Award and return the Award Agreement to the Management Board or its designee. Unless waived by the Management Board in its sole discretion, the failure of an Eligible Employee to return such signed Award Agreement within such 10-day period shall be treated, for all purposes of this Plan, as if such offer was never made to such employee. If the last day of the 10-day period falls on a holiday, a Saturday or a Sunday, the next day (other than another holiday, Saturday or Sunday) will be treated as the last day of the 10-day period during which the Eligible Employee can sign and return the Award Agreement. Acceptance of an Award shall automatically be an acceptance of the Employee Loan. To the extent deemed necessary by the Management Board, initial Awards under the Plan shall be conditioned upon completion of all necessary documents evidencing the Convertible Bonds and Employee Loan, in which case the ten-day period for acceptance of such Awards shall not begin until all such documents are prepared and delivered to the Eligible Employees.

     2.6  RESTRICTIONS ON TRANSFERABILITY.

          (a) RESTRICTIONS ON TRANSFER. Convertible Bonds that are awarded under this Plan shall not be transferable by the Participant and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to the Company), except by will or the laws of descent and distribution, or pursuant to a QDRO. Any attempted transfer in violation of these provisions shall be void and the Company shall disregard any attempt at transfer, assignment or other alienation prohibited hereby.

          (b) DESIGNATION OF BENEFICIARY OR PERSONAL REPRESENTATIVE. The designation of a Beneficiary or Personal Representative hereunder shall not constitute a transfer prohibited by the foregoing provisions.

     2.7  EMPLOYEE LOANS TO PURCHASE CONVERTIBLE BONDS.

          As part of every Award, the Company shall make an Employee Loan to each Eligible Employee for the purchase of the Convertible Bonds that are the subject of the Award to that Eligible Employee. Each Employee Loan, which shall be Deutsche Mark denominated, shall be evidenced by a non-recourse note, secured solely by a pledge of the Convertible Bonds with respect to which it was made and, unless sooner prepayable, shall be due and payable only at maturity. The maturity date of such Employee Loan shall be the same as the expiration date of the Award, and such Employee Loan shall be prepayable upon the earlier of the conversion of the Convertible Bonds with respect to which it was made or the redemption of such Convertible Bonds following termination of employment. Each Employee Loan shall have a principal amount equal to the face amount of the Convertible Bonds with respect to which it was made. Each Employee Loan shall bear interest at a rate determined by the Management Board to be commercially reasonable under the circumstances, which in all cases shall be the same rate as the interest



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rate payable on the Convertible Bonds with respect to which the Employee Loan was made. Interest on the Employee Loan shall be due and payable only at such times as interest is due and payable on the Convertible Bonds. If required by the Management Board, the Eligible Employee shall execute such other documents as will permit the Company to have a valid security interest in the Convertible Bonds pledged as security for the Employee Loan.

3.   THE CONVERTIBLE BONDS

     3.1  TERMS OF CONVERTIBLE BONDS.

          Convertible Bonds shall have a face amount equal to the nominal (par) value of a Nonvoting Preference Share (5 DM) multiplied by the number of Nonvoting Preference Shares into which the Convertible Bonds may be converted. The Convertible Bonds shall be Deutsche Mark denominated and shall bear interest at a rate determined by the Management Board to be commercially reasonable under the circumstances.

     3.2  USE OF BANK TO ISSUE CONVERTIBLE BONDS.

          The Management Board shall arrange to have Dresdner Kleinwort Benson, or any other bank it may chose it its sole discretion, hold all of the Convertible Bonds to be issued under the Plan.

     3.3  VESTING.

          Subject to the provisions of Section 5.1(b), a Participant's right to convert the Convertible Bonds shall vest over such period and at such times as the Management Board shall determine in the Award Agreement. Upon vesting, Convertible Bonds may be converted in whole or in part, as the Management Board may determine in the Award Agreement.

     3.4  CONVERSION.

          (a) CONVERSION PERIOD. Unless the Management Board otherwise expressly provides, once convertible, a Convertible Bond shall remain convertible until converted into Nonvoting Preference Shares or the expiration or earlier termination of the Award. A Participant wishing to convert all or a portion of his or her Convertible Bonds shall notify the Company or its designee in writing of such conversion.

          (b) TIME OF CONVERSION. Unless otherwise provided in the Award Agreement, Convertible Bonds may be converted into Nonvoting Preference Shares only on the tenth business day following the publication of the Company's quarterly financial statements. A Participant wishing to convert all or a portion of a Convertible Bond shall notify the Company in writing during the nine business day period following publication of the Company's quarterly financial statements and make the payments required under Section 3.4(d) and
Section 3.7. The conversion of the Convertible Bond shall be effective not later than the fourth business day following the nine-day period during which such notice and payment as required under Section 3.4(d) were received.

          (c) CONVERSION PRICE. The Convertible Bonds shall be convertible into Nonvoting Preference Shares at a price per share equal to the "standard price" (I.E., the "single figure quotation") of the Nonvoting Preference Shares on the Frankfurt Stock Exchange on the first business day following the date of grant of the Award as denominated in German currency (DM) or the official currency in Germany after the introduction of the European Currency Unit (Euro). The effective date of grant of the Award is determined as provided in Section 2.3.

          (d) PAYMENT PROVISIONS. At the time the Participant sends written notice of conversion to the Company, he or she shall pay or cause to be paid to the Company in full the sum of the following amounts (i) the conversion price (as determined above) less the face amount of the Convertible Bonds being converted, and (ii) the amount of the corresponding Employee Loan. Such payment shall be made in German currency (DM) or the official currency in Germany after the introduction of the European Currency Unit (Euro).



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          (e) PREPAYMENT OF EMPLOYEE LOAN. Upon receipt of payment by the
Company as provided above, the Company shall issue the Nonvoting Preference Shares, as the case may be, and shall apply the applicable portion of the payment received in repayment of the principal amount of the corresponding Employee Loan. Interest payable on the Convertible Bond shall be applied against the interest payable on the Employee Loan.

          (f) RESTRICTIONS ON CONVERSION. Unless otherwise expressly permitted by the Management Board and by applicable law and the express terms of the Award, Convertible Bonds may be converted only by the Participant or, if the Participant has died, the Participant's Beneficiary or, if the Participant has suffered a Disability and cannot act, the Participant's Personal Representative.

          (g) PARTIAL CONVERSIONS. In the event of a partial conversion of a Convertible Bond, appropriate adjustment shall be made to the terms of the portion of the Convertible Bond that has not been converted and to the terms of the corresponding Employee Loan.

     3.5  EFFECT OF TERMINATION OF EMPLOYMENT.

          Upon termination of employment on account of retirement, disability or death, the Participant (or Beneficiary or Personal Representative) shall have one year from the date of termination, or such longer period as the Management Board shall determine, to convert the Convertible Bonds that are convertible as of the time of termination into Nonvoting Preference Shares. Upon termination of employment for any other reason, the Participant shall have ninety (90) days from the date of termination to convert the Convertible Bonds that are convertible as of the time of termination into Nonvoting Preference Shares, unless the Management Board specifically authorizes a longer period. Notwithstanding the foregoing, in the case of termination for cause, the Convertible Bonds shall cease to be convertible at the time of termination of employment. Upon termination of employment for any reason, the conversion rights with respect to Convertible Bonds that are not then convertible shall terminate, unless the Management Board, in its sole discretion, provides otherwise.

     3.6  RE-PRICING/CANCELLATION AND RE-GRANT/WAIVER OF RESTRICTIONS.

          Subject to Section 2.2(b), Section 2.6(a), and other specific limitations on Awards contained in this Plan or the Award Agreement, and to the extent permitted by law, the Management Board from time to time may (but shall not be required to) authorize, generally or in specific cases only, for the benefit of any Eligible Employee any adjustment in the conversion price, the number of Nonvoting Preference Shares subject to conversion, and the restrictions upon or the term, of an Award granted under this Plan by (i) cancellation of an outstanding Award and a subsequent re-granting of an Award,
(ii) substitution of a new Award for an outstanding Award, or (iii) any other legally valid means. Such amendment or other action may result in, among other things, changes in a conversion price that is higher or lower than the conversion price of the Convertible Bonds issued in the original or prior Award, may provide for a greater or lesser amount of Convertible Bonds subject to the Award, or may provide for a longer or shorter vesting or conversion period. Any changes to the terms of a Convertible Bond as provided herein shall be accompanied by appropriate changes in the corresponding Employee Loan.

     3.7  TAX WITHHOLDING.

          (a) GERMAN WITHHOLDING TAXES. Upon the grant of an Award to a Participant who is a United States citizen or resident, the Management Board, in its discretion, may require, as a condition to receiving the Award, the Eligible Employee to file, at that time or at some future time, with the Company or its designated agent a protective Form 1001 or its equivalent under German law so as to elect United States - German Tax Treaty benefits in the event German taxing authorities take the position that interest payable on the Convertible Bonds would be subject to German withholding taxes.

          (b) UNITED STATES WITHHOLDING TAXES. Upon the conversion of any Convertible Bond by or on behalf of a Participant who is a United States citizen or resident, the Management Board, in its discretion, may require, as a condition to receiving the Nonvoting Preference Shares, the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of



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any U.S federal, state or local income and payroll taxes that the Company or its
Subsidiaries may be required to withhold with respect to such conversion on account of the Participant being (or having been) subject to U.S federal, state or local income or payroll taxes.

     3.8  MANDATORY REDEMPTION.

          Notwithstanding anything in this Agreement to the contrary, if any Convertible Bond is not converted within the time provided in this Plan or in the Award Agreement, the conversion period shall expire, the Company shall mandatorily redeem the Convertible Bond, and the proceeds of such redemption shall be used to repay the Employee Loan corresponding thereto.

4.   RIGHTS OF EMPLOYEES AND PARTICIPANTS.

     4.1  RIGHTS OF ELIGIBLE EMPLOYEES, PARTICIPANTS AND BENEFICIARIES.

          (a) EMPLOYMENT STATUS. The status or possible status of an employee as an Eligible Employee shall not be construed as a commitment that an Award will be made under this Plan to such employee or to any Eligible Employees generally.

          (b) NO EMPLOYMENT CONTRACT. Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company or its Subsidiaries or constitute any contract or agreement of employment or other service, nor shall it interfere in any way with the right of the Company or its Subsidiaries to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause; provided, however, that nothing contained in this Plan or any document related thereto shall adversely affect any independent contractual right of such person.

          (c) PLAN NOT FUNDED. Awards under this Plan shall be fulfilled with Nonvoting Preference Shares authorized as conditional capital with respect to the Convertible Bonds, and no special or separate reserve, fund or deposit shall be made to assure fulfillment of such Awards. No Participant, Beneficiary, Personal Representative or other person shall have any right, title or interest in any fund or in any specific asset of the Company (including Nonvoting Preference Shares) except as expressly otherwise provided. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company (including its Subsidiaries) and any Participant, Beneficiary, Personal Representative or other person. To the extent that a Participant, Beneficiary, Personal Representative, or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.   ADJUSTMENTS AND ACCELERATION.

     5.1  ADJUSTMENTS; ACCELERATION.

          (a) ADJUSTMENTS. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Nonvoting Preference Shares (whether in the form of cash, Nonvoting Preference Shares, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, sale of substantially all of the Company's assets, or exchange of Nonvoting Preference Shares for other securities of the Company, or there shall occur any other like corporate transaction or event in respect of the Nonvoting Preference Shares, then the Management Board, in such manner and to such extent (if any) as it deems appropriate and equitable, shall (1) proportionately adjust any or all of
(a) the number of Nonvoting Preference Shares which underlie an Award (including the specific maximum number of Nonvoting Preference Shares set forth elsewhere in this Plan), (b) the number of Nonvoting Preference Shares subject to any or all outstanding Awards, or (c) the conversion price of any or all



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outstanding Convertible Bonds, or (2) in the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the Nonvoting Preference Shares deliverable to the Participant based upon the distribution or consideration payable to holders of the Nonvoting Preference Shares upon or in respect of such event. In any of such events, the Management Board may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Nonvoting Preference Shares in the same manner as is available to shareholders generally.

          (b) ACCELERATION OF AWARDS UPON CHANGE IN CONTROL. As to any Participant, unless, prior to a Change in Control Event, the Management Board determines that, upon its occurrence, there shall be no acceleration of benefits under Awards, or determines that only certain or limited benefits under Awards shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event each Convertible Bond shall immediately become fully convertible. The Management Board may override the limitations on acceleration in this Section 5.1(b) by express provision in the Award Agreement and may accord any Eligible Employee a right to refuse any acceleration, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Management Board may approve. Any acceleration of Awards shall comply with applicable regulatory requirements.

          (c) POSSIBLE EARLY TERMINATION OF ACCELERATED AWARDS. If any Convertible Bond under this Plan has been fully accelerated as permitted by
Section 5.1(b) but is not converted prior to (i) a dissolution of the Company, or (ii) a reorganization event described in Section 5.1(a) that the Company does not survive, or (iii) the consummation of a reorganization event described in
Section 5.1(a) that results in a Change of Control approved by the Supervisory Board, and no provision has been made for the survival, substitution, exchange or other settlement of such Convertible Bond, such Convertible Bond shall thereupon be deemed to have been redeemed and the corresponding Employee Loan shall be deemed to have been fully repaid.

     5.2  GOLDEN PARACHUTE LIMITATIONS.

          Unless the Management Board expressly determines otherwise, the conversion of a Convertible Bond shall not be accelerated under this Plan to an extent or in a manner that would not be fully deductible by any U.S. Subsidiary for federal income tax purposes because of the application of Section 280G of the Code, and no payment hereunder shall be accelerated if any portion of such accelerated payment would not be deductible by any U.S. Subsidiary because of the application of Section 280G of the Code. If a Participant would be entitled to benefits or payments hereunder and under any other plan or program of the Company or its U.S. Subsidiaries, which payments would constitute "parachute payments" as defined in Section 280G of the Code, then the Participant may by written notice to the Company designate the order in which such parachute payments shall be reduced or modified so that there would be no denial of federal income tax deductions for any "parachute payments" because of the application of Section 280G of the Code.

6.   OTHER PROVISIONS.

     6.1  COMPLIANCE WITH LAWS.

          This Plan, the granting and vesting of Awards under this Plan and the issuance, delivery and conversion of Convertible Bonds and Nonvoting Preference Shares hereunder are subject to compliance with all applicable foreign and United States federal and state laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Management Board is hereby authorized to impose such conditions and limitations regarding Awards or conversions as may be deemed necessary or appropriate at such time to comply with Section 16 of the Exchange Act.



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     6.2  AWARDS CONDITIONED ON FAVORABLE INTERNAL REVENUE SERVICE RULING.

          The grant of Awards and the conversion of all Convertible Bonds granted under this Plan is subject to the receipt of a favorable ruling from the Internal Revenue Service, satisfactory to the Management Board, that, among other things, the grant and vesting of Awards and the conversion of the Convertible Bonds will be treated in all respects the same as the grant, vesting and exercise of nonqualified employee stock options for all purposes of the Code. If the Internal Revenue Service does not provide such a favorable ruling, the Convertible Bonds and the corresponding Employee Loans will be immediately redeemed and repaid, respectively, and all benefits and obligations of the Company and the Participants thereunder shall be fully and completely offset, with no payment or transfer of any funds from one party to the other.

     6.3  AMENDMENTS, TERMINATION, MODIFICATION AND SUSPENSION.

          (a) AMENDMENT AND TERMINATION. The Management Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Management Board shall retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.

          (b) AMENDMENTS TO AWARDS. Without limiting any other express authority of the Management Board under, but subject to the express limits of, this Plan, the Management Board may, without the consent of a Participant, waive conditions of or limitations on Awards to Participants that the Management Board in the prior exercise of its discretion has imposed and may make other changes to the terms and conditions of Awards that do not affect, in any manner materially adverse to the Participant, rights and benefits under an Award.

          (d) LIMITATIONS ON AMENDMENTS TO PLAN AND AWARDS. No amendment, suspension or termination of the Plan, or change affecting any outstanding Award shall, without the written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under this Plan prior to the effective date of such change. Changes contemplated by Section 5.1 shall not be deemed to constitute changes or amendments for purposes of this Section 6.3(d).

     6.4  PRIVILEGES OF STOCK OWNERSHIP.

          Except as otherwise expressly authorized by the Management Board or this Plan, a Participant shall not be entitled to any privilege of ownership as to any Nonvoting Preference Shares not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

     6.5  EFFECTIVE DATE OF THE PLAN.

          This Plan shall be effective as of April 6, 1998 the date of Management Board approval.

     6.6  SUPERVISORY BOARD APPROVAL OF THE PLAN.

          This Plan is subject to Supervisory Board approval.

     6.7  TERM OF THE PLAN.

          No Award shall be granted more than ten (10) years after the earlier to occur of the effective date of this Plan or shareholder approval of this Plan (the "termination date"). Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and all authority of the Management Board with respect to Awards shall continue during any suspension of this Plan and in respect of outstanding Awards on such termination date.


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

     6.8  GOVERNING LAW/CONSTRUCTION/SEVERABILITY.

          (a) CHOICE OF LAW. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

          (b) SEVERABILITY. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

     6.9  CAPTIONS.

          Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     6.10 EFFECT OF CHANGE OF SUBSIDIARY STATUS.

          For purposes of this Plan and any Award hereunder, if an entity ceases to be a Subsidiary, a termination of employment shall be deemed to have occurred with respect to each employee of such Subsidiary who does not continue as an employee of another Subsidiary of the Company.

     6.11 NON-EXCLUSIVITY OF PLAN.

          Nothing in this Plan shall limit or be deemed to limit the authority of the Management Board or the Supervisory Board to grant Awards or authorize any other compensation, with or without reference to Nonvoting Preference Shares, under any other plan or authority.

7.   DEFINITIONS.

     7.1  DEFINITIONS.

          (a) "ANNIVERSARY DATE" shall mean the effective date of the grant of the Award to the Eligible Employee by the Management Board.

          (b) "AWARD" shall mean an award of a Convertible Bond and the making of the corresponding Employee Loan.

          (c) "AWARD AGREEMENT" shall mean any writing setting forth the terms of an Award that has been authorized by the Management Board.

          (d) "BENEFICIARY" shall mean the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

          (e) "CHANGE IN CONTROL EVENT" shall mean any of the following:

               (1) approval by the shareholders of the Company of the dissolution or liquidation of the Company;

               (2) approval by the shareholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned by shareholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such



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

          approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization);

               (3) approval by the shareholders of the Company of the sale of substantially all of the Company's business and/or assets to a person or entity that is not a Subsidiary; or

               (4) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of Members of the Supervisory Board of the Company.

          (f) "CODE" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          (g) "COMPANY" shall mean Fresenius Medical Care AG, a German stock corporation (Aktiengesellschaft), and its successors.

          (h) "CONVERTIBLE BOND" shall mean a Deutsche Mark denominated bond issued to Dresdner Kleinwort Benson (or any other bank the Management Board may choose by the Company pursuant to Section 3.2) under this Plan that, when interests therein are issued by Dresdner Kleinwort Benson to a Participant, is convertible by a Participant, upon payment of the applicable conversion price as required under Section 3.4(d), in whole or in part, into Nonvoting Preference Shares, the terms of which are described in Article 3 of this Plan.

          (i) "DISABILITY" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Management Board by rule may include.

          (j) "ELIGIBLE EMPLOYEE" shall mean any key management or executive employee of the Company or its Subsidiaries, including officers (whether or not directors).

          (k) "EMPLOYEE LOAN" shall mean the loan from the Company to the Eligible Employee that occurs upon the grant and acceptance of an Award, the terms of which are described in Section 2.7 of this Plan.

          (l) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          (m) "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

          (n) "MANAGEMENT BOARD" shall mean the Board of Managers of the Company, as such may be constituted from time to time.

          (o) "NONVOTING PREFERENCE SHARES" shall mean shares of the Nonvoting Preference Stock of the Company having a nominal (par) value of DM 5 per share.

          (p) "PARTICIPANT" shall mean an Eligible Employee who has been granted an Award under this Plan and who has timely returned an executed Award Agreement with respect to such Award.

          (q) "PERSONAL REPRESENTATIVE" shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (r) "PLAN" shall mean the Fresenius Medical Care AG 1998 Stock Incentive Plan.

          (s) "QDRO" shall mean a qualified domestic relations order as defined in Section 414(p) of the Code or Title I, Section 206(d)(3) of ERISA (to the same extent as if this Plan were subject thereto), or the applicable rules thereunder.

          (t) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time.

          (u) "SUBSIDIARY" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company, including but not limited to any one of Fresenius USA, Inc., a Massachusetts corporation, or any successor corporation, National Medical Care, Inc., a Delaware corporation, or any successor corporation, and Fresenius Medical Care Holdings, Inc. (formerly known as W.R. Grace & Co.), a New York corporation, or any successor corporation, and their respective direct and indirect subsidiaries.

          (v) "U.S. SUBSIDIARY" or "U.S. SUBSIDIARIES" shall mean any Subsidiary or Subsidiaries that files a United States federal income tax return.

          (w) "SUPERVISORY BOARD" shall mean the Supervisory Board of the Company, as such may be constituted from time to time.

          (x) "1996 PLAN" shall mean the Fresenius Medical Care AG 1996 Stock Incentive Plan.




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